Exhibit 99.1

NEWS

One Horizon Group Announces Sale of Majority Interest in

Gaming Software Company Banana Whale Studios

Company to Focus on Expansion of Social Media Platform with Sports and Wellness Partners, Payment Systems and Media Production

LONDON, LOS ANGELES AND MIAMI – February 5, 2019 – One Horizon Group, Inc. (NASDAQ: OHGI) today announced that it has completed the sale of its majority interest in Banana Whale Studios Pte, Ltd. (“BWS”), a B2B software provider in the gaming industry focusing on innovation and next generation games and entertainment, to Velo Partners for $2 million United States Dollars ($2,000,000 USD) (the, “Purchase Price”). See http://www.velopartners.co.uk/

One Horizon received $1.5 million United States Dollars ($1,500,000 USD) at closing, which took place yesterday, February 4, 2019 (the, “Closing”), and the $500,000 USD balance of the Purchase Price will be paid to One Horizon in twelve months pursuant to a secured note executed at Closing.

“We wish all the best to the BWS management team and we are grateful to have had the opportunity to work closely with them,” said Mark White, One Horizon’s Founder and CEO. “Given our focus on expansion opportunities centered around our 123Wish Platform, related payment systems and content creation, we believe that this sale, which returned in excess of 100% on invested capital in less than nine months, is in the best interest of One Horizon’s shareholders.”

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

About One Horizon Group, Inc.

One Horizon Group, Inc. (Nasdaq: OHGI) is a media and digital technology acquisition and software company, which owns Love Media House, a full-service music production, artist representation and digital media business and Horizon Secure Messaging, an Asia-based secure messaging business. OHGI also holds a majority interest in 123Wish, a subscription-based, experience marketplace, as well as majority interest in Browning Productions & Entertainment, Inc., a full-service digital media and television production company.

For more information, see http://www.onehorizoninc.com/

Darrow Associates Contacts for OHGI

Bernie Kilkelly/Jordan Darrow

(516) 236-7007

bkilkelly@darrowir.com